Exhibit 10i

 ROGERS CORPORATION
VOLUNTARY DEFERRED COMPENSATION PLAN
FOR NON-MANAGEMENT DIRECTORS

Amended And Restated Effective as of October 24, 2007

1.           Name and Purpose.  The name of this plan is the Rogers Corporation Voluntary Deferred Compensation Plan For Non-Management Directors, as Amended and Restated Effective as of October 24, 2007 (the “Plan”).  The purpose of the Plan is to permit each member of the Board of Directors (the “Board”) of Rogers Corporation (the “Company”) who is not an employee of the Company or any subsidiary of the Company (each, a “Director”) to elect to defer all or a portion of his or her compensation from the Company.
2.           Right to Defer.  Subject to the limitations set forth herein, for each calendar year beginning on or after January 1, 2000, each Director may elect to defer payment of up to 100% of each of (i) the portion of (A) the annual retainer fee or (B) the meeting fees, if any, payable to such Director in shares of capital stock, $1 par value (the “Stock”) of the Company (the “Stock Fees”) and/or (ii) the portion of (A) the annual retainer fee (for calendar years beginning on or after January 1, 2007) or (B) the meeting fees, if any, payable to such Director in cash (the “Cash Fees”), for service as a Director of the Company during such calendar year.
3.           Deferral Elections.  A Director’s election to defer payments hereunder (a “Deferral Election”) shall be in writing and shall be deemed to have been made upon receipt and acceptance by the Company.  In order to be effective hereunder, a Deferral Election for amounts payable for services during any calendar year must be made not later than December 31 of the preceding calendar year and shall specify the time and method of payment pursuant to Sections 5(a) and 5(c) below applicable to the amount(s) deferred thereunder; provided, however, that a person who becomes a Director during a calendar year may make a Deferral Election for such calendar year with respect to amounts payable for services after such Deferral Election is made at any time on or before the 30th day after the date he or she becomes a Director.  Notwithstanding the foregoing, any Deferral Election by a Director with respect to a Stock Fee shall be made in accordance with such rules and procedures as the Company deems necessary or appropriate to comply with the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Act”).  A Deferral Election made for a calendar year may not be revised after the last date on which it could have been made.
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4.           Accounts; Crediting of Dividend Equivalents and Interest.
(a)           All amounts deferred by a Director under this Plan shall be credited by the Company to a book account (a “Deferred Compensation Account”) in the name of such Director as of the date(s) which such amounts would have been paid to the Director but for his or her Deferral Election.  Separate sub-accounts will be maintained for deferred Stock Fees (which sub-accounts shall be maintained in terms of numbers of shares of Stock) and deferred Cash Fees (which sub-accounts shall be maintained in terms of dollars) for each calendar year; provided, however, that (i) deferred Stock Fees with respect to the same or different calendar years (including amounts converted pursuant to the next following paragraph) which are payable at the same time and pursuant to the same method may be combined into a single sub-account and (ii) deferred Cash Fees with respect to the same or different calendar years which are payable at the same time and pursuant to the same method and which are being credited with the same rate of interest may be combined into a single sub-account.
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In addition to the foregoing, each Director shall be permitted to elect not later than December 31, 1999 to transfer as of December 31, 1999 up to 100% of the balance in such Director’s sub-account(s), if any, maintained in terms of dollars for previously deferred Cash Fees to a sub-account(s) maintained in terms of shares of Stock.  Such transfer shall be accomplished by dividing such amount to be transferred by the Fair Market Value (as defined in the Rogers Corporation 1998 Stock Incentive Plan) per share of Stock as of December 31, 1999, and crediting the resulting number of shares (rounded up to the next higher whole number of shares) of Stock to such new sub-account(s) maintained in terms of shares of Stock.  Any such conversion election shall be irrevocable after December 31, 1999.  All Deferral Elections previously made by such Director with respect to the timing and method of payment pursuant to Section 5(a) and Section 5(c) with respect to the amount(s) so converted shall remain in full force and effect.
(b)           An amount, equal to the aggregate dividends that would have been paid on the number of shares of Stock credited to each Director’s sub-account(s) maintained in shares had such share credits been issued and outstanding shares of Stock, shall be credited to the Director’s Deferred Compensation Account as of the payable date that would have been applicable to such dividends had the related share credits been issued and outstanding shares of Stock.  Such dividend equivalent amounts (i) shall be payable to the Director at the same time and pursuant to the same method as the shares of Stock to which they relate, (ii) shall be credited to one or more sub-accounts within such Director’s Deferred Compensation Account, which sub-account(s) shall be maintained in terms of dollars, and (iii) may be combined with a sub-account for deferred Cash Fees which are payable at the same time and pursuant to the same method and which are being credited with the same rate of interest.
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(c)           As of the last day of each calendar month, the Company shall credit each sub-account within a Director’s Deferred Compensation Account which is being maintained in terms of dollars with interest on the amount credited to such sub-account as of the end of such calendar month.  The rate of interest to be used for this purpose during any calendar year shall be (A) for calendar years before 2003, the 30-year U.S. Treasury bond rate in effect as of January 1 of such year, and (B) for calendar years after 2002, the sum of the 10-year U.S. Treasury note rate in effect as of January 1 of such year, plus twenty basis points (i.e., 0.20 of 1%).  For calendar years before 2003, the foregoing rate shall be determined by reference to the first January issue of Barron’s for such calendar year, or such other comparable publication as may be selected by the Company if Barron’s is no longer published or no longer provides such information.  For calendar years after 2002, the foregoing rate shall be determined by reference to any reliable source selected by the Company from time to time.  Notwithstanding the foregoing, the Company may increase (but not decrease, unless the decrease is de minimis) the rate of interest to be used under the Plan by written notice to each Director (including former Directors who then have a Deferred Compensation Account which would be affected by such change), which notice shall specify the new rate of interest to be used, the effective date of such change and the Deferred Compensation Accounts to which such new rate of interest shall apply.
5.           Time and Method of Payment.
(a)           Amounts standing to the credit of each sub-account within a Director’s Deferred Compensation Account shall be paid, or commence to be paid, in accordance with the Director’s Deferral Election(s).  Each Deferral Election shall specify whether payments will commence on January 15 (or, if such day is not a business day, the first business day thereafter) first following (i) the passage of the number of calendar years (not to exceed 20 (and in the case of deferred Stock Fees not to be less than three for elections made after November 1, 1999) and including the year of deferral, which counts as year one) specified by the Director in his or her Deferral Election(s) with respect to the amount credited to such sub-account, (ii) the calendar year in which the Director has a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) and ceases to be a member of the Board for any reason whatsoever or (iii) (A) the later of (i) or (ii) in the case of Cash Fees (including amounts converted pursuant to the last paragraph of Section 4(a)) or (B) the earlier of (i) or (ii) in the case of Stock Fees.
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The amount of each such payment shall be determined by the amount credited to such sub-account as of the preceding December 31.
(b)           All amounts credited to each sub-account within the Director’s Deferred Compensation Account which is maintained in terms of numbers of shares of Stock shall be distributed in shares of Stock.  All amounts credited to each sub-account within the Director’s Deferred Compensation Account which is maintained in terms of dollars shall be distributed in cash.  Each such sub-account shall be charged with the amount paid therefrom as of the date of payment.
(c)           All amounts credited to a sub-account within the Director’s Deferred Compensation Account shall be paid in either a single lump sum or in annual installments over a period not to exceed five years, as the Director has specified in the Deferral Election(s) applicable to such sub-account.  In the case of installment payments, (i) dividend credits under Section 4(b) and interest credits under Section 4(c), whichever is applicable, shall continue to be credited in accordance with such sections during the payment period, and (ii) the amount of each payment shall be equal to the amount credited to the Deferred Compensation Account as of the preceding December 31 divided by the number of annual payments remaining to be made, including the current payment.  Notwithstanding the foregoing, the final payment out of any sub-account shall be equal to 100% of the amount credited to such sub-account at the time of such payment.
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(d)           All amounts credited to a Director’s Deferred Compensation Account shall be paid as they become due to the Director if then living.  All amounts credited to a Director’s Deferred Compensation Account at the time of his or her death shall be paid pursuant to Section 6.
(e)           Notwithstanding any provision hereof to the contrary, if a Director believes he or she is suffering from a “hardship,” an application may be made to the Company for an acceleration of payments from one or more sub-accounts within such Director’s Deferred Compensation Account, but only with respect to Grandfathered Amounts (as defined in Section 17 below).  “Hardship” for this purpose shall mean a need for financial assistance in meeting real emergencies which would cause substantial hardship to the Director or any member of the Director’s immediate family, and which are beyond the Director’s control.  If the Company determines, in its sole discretion, that the Director is suffering from “hardship,” the Company may accelerate payment to the Director of such portion of such sub-account(s) within the Director’s Deferred Compensation Account (but only to the extent such portion represents a Grandfathered Amount) as the Company may determine is required to alleviate such hardship, and each such sub-account shall be charged with the amount paid therefrom as of the date of payment.
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(f)          Notwithstanding any provision hereof to the contrary, if a Director believes he or she is suffering from an “unforeseeable emergency,” an application may be made to the Company for an acceleration of payments from one or more sub-accounts within such Director’s Deferred Compensation Account, but only with respect to 409A Amounts (as defined in Section 17 below).  “Unforeseeable emergency” for this purpose shall mean a severe financial hardship to the Director resulting from an illness or accident of the Director or his or her spouse or dependent (as defined in Section 152(a) of the Code without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) thereof), loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director.  The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Director’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under this Plan.  If the Company determines, in its sole discretion, that the Director is suffering from an “unforeseeable emergency,” the Company may accelerate payment to the Director of such portion of such sub-account(s) within the Director’s Deferred Compensation Account (but only to the extent such portion represents a 409A Amount) as the Company may determine is the minimum amount necessary to meet the emergency, and any amount necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from such distribution, and each such sub-account shall be charged with the amount paid therefrom as of the date of payment.
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(g)          Notwithstanding any provision hereof to the contrary, but subject to the approval of the Company in its sole discretion, a Director may request payment of all or a portion of any sub-account within his or her Deferred Compensation Account in different amounts and/or over a different period or periods of time than that specified in the applicable Deferral Election.  With respect to 409A Amounts, any such request, if approved, (i) will not be effective until 12 months after the date such new election is made, and (ii) except in the case of death or unforeseeable emergency, payment must be deferred for at least five years from the date the distribution would otherwise be paid (or commence to be paid). The Director must communicate any such request to the Company at least 15 months prior to the initial date on which the amount credited to the sub-account to which such request relates would otherwise be paid or commence to be paid.  The Company may approve such request in its sole discretion at any time which is at least 12 months and 15 days prior to such initial payment date.  If any such request is so approved by the Company, the amount credited to the sub-account (or portion thereof) to which such request and approval relates shall be paid at the times and in the amounts specified in such request.
6.           Payments After Death.  Each Director may designate, from time to time, a beneficiary or beneficiaries (who may be named contingently or successively) to whom any amounts which remain credited to the Director’s Deferred Compensation Account at the time of his or her death shall be paid.  All such amounts shall be paid in a single lump sum in shares of Stock and/or cash in accordance with Section 5(b) as soon as practicable after such Director’s death.  Each such designation shall revoke all prior designations by the same Director, except to the extent otherwise specifically noted, shall be in a form acceptable to the Company, and shall be effective only when filed by the Director in writing with the Company during his or her lifetime.  Any amounts which remain credited to a Director’s Deferred Compensation Account at the time of his or her death which are not payable to a designated beneficiary shall be paid to the estate of such Director in a single lump sum in shares of Stock and/or cash in accordance with Section 5(b) as soon as practicable after the death of such Director.  Following a Director’s death, to the extent applicable, the term “Director” hereunder shall include such deceased Director’s beneficiary or beneficiaries.
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7.           No Funding Required.
(a)           Nothing in this Plan will be construed to create a trust or to obligate the Company or any other person to segregate a fund, purchase an insurance contract, or in any other way to fund currently the future payment of any benefits hereunder, nor will anything herein be construed to give any Director or any other person rights to any specific assets of the Company or of any other person.  A Director who has elected to defer any portion of his or her Stock Fees hereunder or to elect a conversion pursuant to the last paragraph of Section 4(a) shall have no shareholder rights with respect to the shares of Stock so deferred and/or credited until such shares of Stock are actually issued to such Director as payment hereunder pursuant to Section 5.   Except as provided in (b) below, any benefits which become payable hereunder shall be paid from the general assets of the Company in accordance with the terms hereof.
(b)           The Company, in its sole discretion, may establish (i) a grantor or other trust of which the Company is treated as the owner under the Code and the assets of which are subject to the claims of the Company’s general creditors in the event of its insolvency, (ii) an insurance arrangement, or (iii) any other arrangement or arrangements designed to provide for the payment of benefits hereunder.  Any such arrangement(s) shall be subject to such other terms and conditions as the Company may deem necessary or advisable to ensure that benefits are not includible, by reason of the establishment of any such arrangement(s) or the funding of any such trust, in the income of the beneficiaries of such trust or other arrangement(s) prior to actual distribution or other payment.  The Chief Executive Officer, the President, the Vice President, Finance or the Vice President and Secretary of the Company may act to establish a trust or other arrangement(s) pursuant to this Section 7(b).
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8.           Plan Administration and Interpretation.  The Company shall have complete control over the administration of the Plan and complete control and authority to determine, in its sole discretion, the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Director, beneficiary, or other person having or claiming to have any interest under the Plan and the Company’s determinations shall be conclusive and binding on all such parties.  The rights of the Company hereunder shall be exercised by the Compensation and Organization Committee of the Board or by any successor committee designated as such by the Board.  To the extent that such committee is unable or unwilling to exercise any right or make any determination hereunder, however, the Board shall exercise such right or make such determination.  The administrative rights of the Company hereunder may be exercised by the appointed corporate officers of the Company.
9.           Non-Assignable.  Amounts payable under this Plan shall not be subject to alienation, assignment, garnishment, execution or levy of any kind, and any attempt to cause any such amount to be so subjected shall be null, void and of no effect and shall not be recognized by the Company.
10.           Termination and Modification.
(a)          The Company may terminate or amend this Plan by written notice to each Director participating therein.  A termination of the Plan shall have no effect other than to eliminate the right of each Director to defer further compensation.  Except for such “prospective” termination, neither the Plan nor any Deferral Election in effect hereunder may be amended, modified, waived, discharged or terminated, except by mutual consent of the Company and the Director or Directors affected thereby, which consent shall be evidenced by an instrument in writing, signed by the party against which enforcement of such amendment, modification, waiver, discharge or termination is sought.  Notwithstanding the foregoing, with respect to 409A Amounts, no amendment, modification, waiver, discharge or termination shall accelerate payments under this Plan except to the extent permitted by Section 409A of the Code.
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(b)          Notwithstanding the foregoing, if (A) the Company’s ratio of current assets to current liabilities as reflected on any quarterly or annual financial statements filed by the Company with the Securities and Exchange Commission falls below 1.4 to 1 for two consecutive quarters, (B) the total of the Company’s long-term debt for borrowed money (excluding the current portion thereof) exceeds 85% of the Company’s net worth as reflected in such statements filed with the Securities and Exchange Commission or (C) the Company is subject to a “change of control,” the Company shall, in complete discharge of its obligations hereunder with respect to Grandfathered Amounts, distribute to each Director the full amount then credited to his or her Deferred Compensation Account that represents Grandfathered Amounts, such amount to be payable in shares of Stock and/or cash in accordance with Section 5(b).  For purposes of this Section 10(b), “change of control” shall mean the occurrence of any one of the following events:
(i)           any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Act) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; or
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(ii)           persons who, as of September 30, 2007, constituted the Company’s Board (the “Current Board”) cease for any reason, including without limitation as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming aDirector of the Company subsequent to September 30, 2007 whose nomination or election was approved by at least a majority of the Directors then comprising the Current Board shall, for purposes of this Plan, be considered a member of the Current Board; or
(iii)           the shareholders of the Company approve a merger or consolidation of the Company with any other corporation or other entity, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 20% of the combined voting power of the Company’s then outstanding securities; or
(iv)           the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
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(c)          Notwithstanding the foregoing, if the Company is subject to a “change of control,” this Plan shall immediately terminate and the Company shall, in complete discharge of its obligations hereunder, distribute to each Director the full amount then credited to his or her Deferred Compensation Account, such amount to be payable in shares of Stock and/or cash in accordance with Section 5(b).  For purposes of this Section 10(c), “change of control” shall mean the occurrence of any one of the following events:
(i)           any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Act) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or
(ii)           during any 12-month period, persons who constituted the Company’s Board (the “Incumbent Board”) cease for any reason, including without limitation as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a Director of the Company during such 12-month period whose nomination or election was approved by at least a majority of the Directors then comprising the Incumbent Board shall, for purposes of this Plan, be considered a member of the Incumbent Board; or
(iii)           consummation of a merger or consolidation of the Company with any other corporation or other entity, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or
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(iv)           consummation of a complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.
11.           Parties.  The terms of this Plan shall be binding upon the Company and its successors or assigns and each Director participating herein and his or her beneficiaries, heirs, executors and administrators.
12.           Liability of Company.  Subject to its obligation to pay the amount credited to the Director’s Deferred Compensation Account at the time distribution is called for by the payment option in effect, neither the Company nor any person acting on behalf of the Company shall be liable to any Director or any other person for any act performed or the failure to perform any act with respect to the Plan.
13.           Notices.  Notices, elections or designations by a Director to the Company hereunder shall be addressed to the Company to the attention of the Vice President and Secretary of the Company.  Notices by the Company to a Director shall be sufficient if in writing and delivered in person or by inter-office or electronic mail or sent by a nationally recognized overnight courier service or by U.S. mail, postage prepaid, to the Director at his or her most recent home address as reflected in the records of the Company, or to such other address as the Director may specify in writing to the Company.
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14.           Unsecured General-Creditors.  No Director or his or her legal representative or any beneficiary designated by him or her shall have any right, other than the right of an unsecured general creditor, against the Company in respect of the Deferred Compensation Account of such Director established hereunder.
15.           Severability.  In case any provision or provisions of this Plan shall be held illegal, invalid or otherwise unenforceable for any reason, the illegality, invalidity or unenforceability shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if the illegal, invalid or unenforceable provisions had never been inserted in the Plan.
16.           Stock Dividends, etc.  In the event of any change in the outstanding shares of Stock by reason of a stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate change as to which the Company is a surviving corporation, the number and kind of shares of Stock credited to each sub-account maintained in shares of Stock shall be appropriately adjusted by the Company, whose determination shall be conclusive.
17.           Grandfathered and 409A Amounts.  For purposes of this Plan, with respect to any Director, the terms (a) “Grandfathered Amount” shall mean the portion of such Director’s Deferred Compensation Account (i) that is not subject to Section 409A of the Code, (ii) that relates to amounts deferred and vested prior to January 1, 2005 (including future earnings thereon), and (iii) with respect to which this Plan and such amounts have not been materially modified after October 3, 2004, and (b) “409A Amount” shall mean the portion of such Director’s Deferred Compensation Account that is not a Grandfathered Amount.
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18.           Effective Date.  This Plan, as amended and restated in its entirety as set forth herein, is effective as of October 24, 2007, and shall continue in existence until terminated pursuant to Section 10.  All Deferred Compensation Accounts established under the Plan as in effect prior to such effective date, all amounts credited to such accounts (and sub-accounts) as of such date, and (subject to changes made after such date in accordance with the Plan) all elections (including elections regarding the time and method of payment) and beneficiary designations made under the Plan prior to such date shall remain in effect after such effective date.
19.           Governing Law.  This Plan shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts.
Executed as of the 6th day of November, 2007.

ROGERS CORPORATION

By:	/s/ Robert M. Soffer
Robert M. Soffer
Vice President and Secretary

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